EXHIBIT 99.1


NEWS RELEASE                                               For Immediate Release

Contacts:
William A. Luca, Chief Financial Officer,                    David Uri, Partner,
Cannondale Corporation                            Pegasus Capital Advisors, L.P.
203/749-7000                                                        203/869-4400


               CANNONDALE CORPORATION AND PEGASUS CAPITAL ADVISORS
                           ANNOUNCE FINANCING FACILITY

BETHEL, CT - July 29, 2002 - Cannondale Corporation (Nasdaq: BIKE), a leading manufacturer of high-performance bicycles and motorsports products, and Pegasus Capital Advisors, L.P. announced today that Cannondale has secured a new financing facility. The new package also includes an amended credit facility with Cannondale's existing lender, The CIT Group/Business Credit, Inc. Cannondale's new financing facility eliminates any defaults under its prior facility and will permit Cannondale to reclassify its debt to long term on its balance sheet.

"We are very pleased to obtain this new financing from Pegasus and to continue our financing relationship with CIT," said Cannondale founder and CEO, Joe Montgomery. "This financing facility will fund our continued rapid emergence as an influential force and technology leader in the growing off-road motorsports industry, and help the Company maintain its leadership position as bicycling's top innovator."

Gregory Gatta, Vice President of Pegasus explained what attracted the firm to Cannondale. "The Company has a premium global brand in its core bicycle business, with stable historical performance and we believe that it has upside value that today's market is not recognizing," said Gatta. "This stable platform, combined with the potential in their high-growth motorsports business make an attractive combination for an investor. We're extremely excited to be working with Cannondale through this funding package and stand ready to consider future investment in the Company, should it be needed to help Cannondale realize its long-term goals."

Cannondale has sold to Pegasus $25 million of senior notes and warrants to purchase an aggregate of 2,944,552 shares of Cannondale's common stock. Net proceeds will be used to pay down approximately $10,320,000 in term debt and the remaining net proceeds of approximately $11,719,000 will be available for working capital needs. The senior notes are due on July 25, 2007. Cannondale may prepay the senior notes without penalty at any time. Payments of interest at the rate of 7.5% per annum are payable in cash and payments of interest at the rate of 12.5% per annum are payable in additional senior notes, or at Cannondale's option, in cash.

The warrants are exercisable through July 26, 2012 at an exercise price of $2.05 per share. If Cannondale repays the senior notes in full by January 26, 2004, warrants to purchase 1,972,849

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shares will be cancelled. If the senior notes are not repaid in full by that date, but are repaid in full by July 26, 2004, warrants to purchase 1,472,276 shares will be cancelled. The warrants subject to cancellation are not exercisable.

In addition, Cannondale has amended its existing revolving credit facility with CIT. The amended facility provides Cannondale with a five year revolving line of credit. The amount of the revolving line of credit is the lesser of $35 million or a percentage of eligible receivables and inventories. Interest on the line of credit is payable monthly at a prime or LIBOR rate plus an applicable margin.

Cannondale is an emerging player in the off-road motorsports industry, and is the world's leading manufacturer of high-performance bicycles. The Company's Cannibal ATV was named the industry's "Best Sport ATV" by ATV magazine earlier this year, and its Speed 440 won the 2002 ATV 4-Stroke World Championships. Cannondale's bicycle division successfully introduced a steady steam of new technologies in 2002, including its ultra-light CAAD7 road bikes, Gemini freeride mountain bikes, and full-suspension recumbent.

Cannondale's bicycles and bicycle accessories, which include HeadShok suspension forks, cycling apparel, and cycling packs and bags, are sold in the U.S. and in more than 60 foreign countries. Cannondale's line of off-road motorcycles and four-wheeled sport ATVs (All-Terrain Vehicles) are sold in the U.S. and in selected foreign markets. All of the Company's products are marketed under the Cannondale brand name and "Handmade in USA" logo.

Pegasus Capital Advisors, L.P., based in Greenwich, Connecticut, is a private equity investment firm with approximately $800 million under management. Pegasus provides capital to companies that are seeking financing to fund acquisitions and/or growth, with a particular emphasis on complex transactions.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, AS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED AS A RESULT OF VARIOUS RISKS AND UNCERTAINTIES, INCLUDING RISKS AND UNCERTAINTIES RELATING TO THE MARKET ACCEPTANCE OF CANNONDALE'S PRODUCTS, COMPETITION, THE EFFECTIVENESS OF CANNONDALE'S DEALER NETWORKS AND SALES TEAMS, CANNONDALE'S MOTORSPORTS OPERATIONS AND CHANGES IN THE LEVEL OF DISCRETIONARY CONSUMER SPENDING, AS WELL AS THOSE RISKS AND UNCERTAINTIES DISCUSSED FROM TIME TO TIME IN CANNONDALE'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE HEREOF. CANNONDALE UNDERTAKES NO OBLIGATION TO PUBLISH REVISED FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS EXCEPT AS REQUIRED BY LAW.




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